As filed with the Securities and Exchange Commission on June 14, 2010
     Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GULFMARK OFFSHORE, INC.
(Exact name of registrant as specified in its charter)

Delaware	76-0526032
(State or other jurisdiction of	(I. R. S. Employer
incorporation or organization)	Identification No.)
10111 Richmond Avenue, Suite 340
Houston, Texas 77042
(Address of principal executive offices)
GULFMARK OFFSHORE, INC.
2010 OMNIBUS EQUITY INCENTIVE PLAN
(Full title of the plan)
Quintin V, Kneen
Executive Vice President
GulfMark Offshore, Inc.
10111 Richmond Avenue, Ste 340
Houston, Texas 77042
(713) 963-9522
(Name, address and telephone number of agent for service)
Copies to:
W. Garney Griggs, Esq.
Strasburger & Price, LLP
1401 McKinney St., Ste 2200
Houston, Texas 77010
(713) 951-5600
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered	registered (1)	share (2)	price (2)	registration fee
Class A Common Stock, $.01 par value	1,000,000 shares	$24.49	$24,490,000	$1,746.14

(1)	Represents the maximum aggregate number of shares of common stock that can be awarded to or purchased by employees under the equity incentive plan described herein. Pursuant to Rule 416, this registration statement shall be deemed to cover any additional securities offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of computing the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices for our common stock on the New York Stock Exchange on June 8, 2010.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933 is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this registration statement as required by Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     We incorporate herein by reference the following documents filed with the Securities and Exchange Commission, or SEC, pursuant to the Securities Exchange Act of 1934, as amended, or Exchange Act (excluding such documents or portions thereof that are not deemed “filed” under the Exchange Act and applicable SEC rules and regulations):
(a)	Description of our Class A Common Stock, par value $0.01 per share, contained in Exhibit 4.1 to our Current Report on Form 8-K filed on February 24, 2010;

(b)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on February 26, 2010;

(c)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 3, 2010;

(d)	Our Current Reports on Form 8-K filed on March 1, 2010, March 23, 2010, March 26, 2010, April 28, 2010, April 30, 2010, and June 11, 2010; and

(e)	All documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold.
     The information incorporated by reference is considered to be part of this registration statement and information that we file later with the SEC will automatically update and supersede this information, as applicable. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
General
     Our certificate of incorporation and bylaws generally provide that we will indemnify our directors and officers to the full extent permitted by applicable law.
Indemnification and Insurance
     Delaware corporations may indemnify their directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation such as a derivative action) if the individuals acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care applies to actions by or in the right of the corporation, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action, and Delaware law requires court approval before any indemnification where the person seeking indemnification has been found liable to the corporation.
     Our certificate of incorporation and bylaws provide that we will indemnify and advance expenses to, and hold harmless, each of our directors and officers to the fullest extent permitted by applicable law, who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was one of our directors or officers or, while serving as one of our directors or officers, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in our certificate of incorporation and bylaws, we will be required under our certificate of incorporation and bylaws to indemnify, or advance expenses to, an indemnitee in connection with a proceeding (or part thereof) commenced by such indemnitee only if the commencement of such proceeding (or part thereof) by the indemnitee was authorized by our board of directors.
     On February 24, 2010, we entered into indemnification agreements (collectively, the “Indemnification Agreements”) with each of our directors and certain of our officers (each, a “Contractual Indemnitee”). Pursuant to the indemnification agreements, we will be obligated to indemnify the applicable Contractual Indemnitee to the fullest extent permitted by applicable law in the event that such Contractual Indemnitee, by reason of such Contractual Indemnitee’s relationship with us, was, is or is threatened to be made a party to or participant in any threatened, pending or completed action or proceeding, other than an action or proceeding by us or in our right, against all expenses, judgments, penalties, fines (including any excise taxes assessed on the Contractual Indemnitee with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such Contractual Indemnitee in connection with such action or proceeding, provided that such Contractual Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, provided that he or she also had no reasonable cause to believe his or her conduct was unlawful. We will also be obligated to indemnify such Contractual Indemnitee to the fullest extent permitted by applicable law in the event that such Contractual Indemnitee, by reason of such Contractual Indemnitee’s relationship with us, was, is or is threatened to be made a party to or participant in any threatened, pending or completed action or proceeding brought by us or in our right to procure a judgment in our favor, against all expenses actually and reasonably incurred by such Contractual Indemnitee in connection with such action or proceeding, provided that such Contractual

Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. Notwithstanding the foregoing sentence, no indemnification against expenses incurred by such Contractual Indemnitee in connection with such an action or proceeding brought by us or in our right will be made in respect of any claim, issue or matter as to which such Contractual Indemnitee is adjudged to be liable to us or if applicable law prohibits such indemnification being made; provided, however, that, in such event, if applicable law so permits, indemnification against such expenses will nevertheless be made by us if and to the extent that the court in which such action or proceeding has been brought or is pending determines that, despite the adjudication of liability but in view of all the circumstances of the case, the Contractual Indemnitee is fairly and reasonably entitled to indemnity for such expenses.
     The Indemnification Agreements also provide for the advancement of all reasonable expenses incurred by such Contractual Indemnitee in connection with any action or proceeding covered by the Indemnification Agreement. The Contractual Indemnitee will be required to repay any amounts so advanced if, and to the extent that, it is ultimately determined that he or she is not entitled to be indemnified by us against such expenses. The Contractual Indemnitee will further be required to return any such advance to us which remains unspent at the conclusion of the action or proceeding to which the advance related.
     In addition, the Indemnification Agreements provide that we will use all commercially reasonable efforts to obtain and maintain in effect during the entire period for which we are obligated to indemnify a Contractual Indemnitee under his or her Indemnification Agreement, one or more insurance policies providing our directors and officers coverage for losses from wrongful acts and omissions and to ensure our performance of our indemnification obligations under each Indemnification Agreement.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit
No.	Description

4.1	Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on February 24, 2010).

4.2	Bylaws, as amended (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed on February 24, 2010).

4.3	Form of U.S. Citizen Stock Certificates for GulfMark Offshore, Inc. Class A Common Stock, $0.01 par value (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed on February 24, 2010).

4.4	Form of Non-U.S. Citizen Stock Certificates for GulfMark Offshore, Inc. Class A Common Stock, $0.01 par value (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K filed on February 24, 2010).

4.5	Indenture, dated July 21, 2004, among GulfMark Offshore, Inc., as Issuer, and U.S. Bank National Association, as Trustee, including a form of the Company’s 7.75% Senior Notes due 2014 (incorporated by reference to Exhibit 4.4 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

Exhibit
No.	Description

4.6	First Supplemental Indenture, dated as of February 24, 2010, between GulfMark Offshore, Inc. (f/k/a New GulfMark Offshore, Inc.), as the Company and U.S. Bank Association, as Trustee, for the Company’s 7.75% Senior Notes due 2014 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed February 24, 2010).

4.7	Form of Debt Securities Indenture (Including Form of Note for Debt Securities) (incorporated by reference to Exhibit 4.7 to Post-Effective Amendment No. 2/A to our Registration Statement on Form S-3 filed on May 14, 2010).

4.8	GulfMark Offshore, Inc. 2010 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit A of our Proxy Statement on Form DEF 14A filed on April 30, 2010).

4.9	Amendment No. 1 to the GulfMark Offshore, Inc. 2010 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed on June 11, 2010).

*5.1	Opinion of Strasburger & Price, L.L.P.

*23.1	Consent of UHY LLP.

*23.2	Consent of Strasburger & Price, L.L.P. (contained in opinion filed as Exhibit 5.1).

*24.1	Power of Attorney (included on the signature page of this registration statement).

*	Filed herewith
Item 9. Undertakings.
     (a) GulfMark hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by GulfMark pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) GulfMark hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, GulfMark has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by GulfMark of expenses incurred or paid by a director, officer or controlling person of GulfMark in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, GulfMark will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, GulfMark Offshore, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 14, 2010.

GULFMARK OFFSHORE, INC.
By:	/s/ Quintin. V. Kneen
Quintin V. Kneen
Executive Vice President (Principal Financial Officer)

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce A. Streeter and Quintin V. Kneen, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this registration statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Bruce A. Streeter	Chief Executive Officer, President and Director	June 14, 2010
Bruce A. Streeter	(Principal Executive Officer)

/s/ Quintin V. Kneen	Executive Vice President and Chief Financial Officer	June 14, 2010
Quintin V. Kneen	(Principal Financial Officer)

/s/ Samuel R. Rubio	Vice President, Controller and Chief Accounting Officer	June 14, 2010
Samuel R. Rubio	(Principal Accounting Officer)

/s/ David J. Butters	Director	June 14, 2010
David J. Butters

/s/ Peter I. Bijur	Director	June 7, 2010
Peter I. Bijur

/s/ Brian R. Ford	Director	June 14, 2010
Brian R. Ford

/s/ Luis S. Gimbel 3rd	Director	June 14, 2010
Louis S. Gimbel 3rd

/s/ Sheldon S. Gordon	Director	June 14, 2010
Sheldon S. Gordon

/s/ Robert B. Millard	Director	June 14, 2010
Robert B. Millard

/s/ Robert T. O’Connell	Director	June 14, 2010
Robert T. O’Connell

/s/ Rex C. Ross	Director	June 14, 2010
Rex C. Ross

INDEX OF EXHIBITS

Exhibit
No.	Description

4.1	Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on February 24, 2010).

4.2	Bylaws, as amended (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed on February 24, 2010).

4.3	Form of U.S. Citizen Stock Certificates for GulfMark Offshore, Inc. Class A Common Stock, $0.01 par value (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed on February 24, 2010).

4.4	Form of Non-U.S. Citizen Stock Certificates for GulfMark Offshore, Inc. Class A Common Stock, $0.01 par value (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K filed on February 24, 2010).

4.5	Indenture, dated July 21, 2004, among GulfMark Offshore, Inc., as Issuer, and U.S. Bank National Association, as Trustee, including a form of the Company’s 7.75% Senior Notes due 2014 (incorporated by reference to Exhibit 4.4 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

4.6	First Supplemental Indenture, dated as of February 24, 2010, between GulfMark Offshore, Inc. (f/k/a New GulfMark Offshore, Inc.), as the Company and U.S. Bank Association, as Trustee, for the Company’s 7.75% Senior Notes due 2014 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed February 24, 2010).

4.7	Form of Debt Securities Indenture (Including Form of Note for Debt Securities) (incorporated by reference to Exhibit 4.7 to Post-Effective Amendment No. 2/A to our Registration Statement on Form S-3 filed on May 14, 2010).

4.8	GulfMark Offshore, Inc. 2010 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit A of our Proxy Statement on Form DEF 14A filed on April 30, 2010).

4.9	Amendment No. 1 to the GulfMark Offshore, Inc. 2010 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed on June 11, 2010).

*5.1	Opinion of Strasburger & Price, L.L.P.

*23.1	Consent of UHY LLP.

*23.2	Consent of Strasburger & Price, L.L.P. (contained in opinion filed as Exhibit 5.1).

*24.1	Power of Attorney (included on the signature page of this registration statement).

*	Filed herewith